ADDENDUM TO REINSURANCE AGREEMENT BETWEEN UBS LIFE INSURANCE COMPANY USA (SUCCESSOR TO PAINEWEBBER LIFE INSURANCE COMPANY) (the “Reinsurer”) AND HARTFORD LIFE AND ANNUITY INSURANCE COMPANCY (FORMERLY ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY) (the “Ceding Company”) EFFECTIVE JANUARY 1, 1994 (the “Agreement”)
In accordance with ARTICLE IX DURATION AND RECAPTURE, the Ceding Company and the Reinsurer mutually agree that this Agreement is hereby terminated effective 12:00AM EST on January 1, 2015, subject to the completion of a Terminal Accounting and Settlement as described in ARTICLE X TERMINAL ACCOUNTING AND SETTLEMENT.
Effective at 12:00am EST on January 1, 2015, the Reinsurer is relieved of liability for any claim, benefit or loss under this Agreement without regard to the date of incurral of such claim, benefit or loss, and the Ceding Company is relieved of liability for any payment due to the Reinsurer under this Agreement.
In witness of the above, this Addendum is executed in duplicate on the dates indicated below, with an effective date of January 1, 2015.
UBS LIFE INSURANCE COMPANY USA
(SUCCESSOR TO PAINEWEBBER LIFE
INSURANCE COMPANY)
By: /s/ Kathleen Horan
Name: Kathleen Horan
Title: Treasurer
Date: 2/9/15

HARTFORD LIFE AND ANNUITY INSURANCE
COMPANY (FORMERLY ITT HARTFORD LIFE
AND ANNUITY INSURANCE COMPANY)
By: /s/ Donna Jarvis
Name: Donna Jarvis
Title: Vice President & Actuary
Date: September 17, 2014